Exhibit 99.1

Internap Reports Record High Annual and Quarterly Adjusted EBITDA and Adjusted EBITDA Margin

Accelerates Business Unit Realignment and Updates Strategic Review Process

•	2015 revenue of $318.3 million, fourth quarter revenue of $78.8 million

•	2015 segment margin[1] of 58.7%, fourth quarter segment margin of 60.1%

•	2015 adjusted EBITDA[2] of $79.6 million, fourth quarter adjusted EBITDA of $22.8 million

•	2015 adjusted EBITDA margin[2] of 25.0%, fourth quarter adjusted EBITDA margin of 29.0%

ATLANTA, GA – (February 18, 2016) Internap Corporation (NASDAQ: INAP), a provider of high-performance Internet infrastructure services, today announced financial results for the fourth quarter and full-year of 2015.

“We returned to sequential revenue growth in the fourth quarter that resulted in our highest adjusted EBITDA quarter in 2015 as our company-wide growth initiatives continue to yield improvements. We gained positive operating momentum throughout the second-half of 2015 with fourth quarter bookings higher than third quarter bookings and fourth quarter churn rate the lowest level in six quarters. The improved execution of our strategy is reflected in record high adjusted EBITDA and adjusted EBITDA margin, both quarterly and full-year. With a disciplined approach to capital allocation, we are encouraged in our ability to generate positive levered free cash flow3 for the full-year 2016. We remain confident that our compelling performance based value proposition should drive long-term profitable growth for the business,” said Michael Ruffolo, President and Chief Executive Officer of Internap.

Business Realignment and Strategic Review Process

Internap today also announced steps to accelerate its transition into two distinct business units: Data Center and Network Services and Cloud and Hosting Services.

Mr. Ruffolo continued, “Our team remains focused on improving our business results and earning the trusted relationship of our customers. We believe the changes to our business unit structure announced today will enable us to respond faster to the needs of our customers, while also eliminating non-core functions and better aligning our costs with the opportunities we see in the current market for each business.

“The business unit realignment also reflects insight we have gained from our strategic review process. In addition to facilitating the company’s growth and creating cost savings, we believe establishing two distinct business units will open doors to more value-creating alternatives for the Company and our shareholders,” said Mr. Ruffolo.

As previously announced on September 1, 2015, the Internap Board of Directors formed a Strategy Committee of independent directors to explore strategic alternatives to maximize shareholder value. With the assistance of its financial and legal advisors, Internap contacted a wide range of financial and strategic parties to ascertain interest in a potential transaction, resulting in multiple parties signing confidentiality agreements and conducting due diligence. While Internap received several preliminary, non-binding indications of interest with respect to a potential acquisition of the Company, due to a variety of factors, including the inability to obtain financing and volatility in the credit markets, no agreement was reached.

The Internap Board remains open to all alternatives for the Company and its business that would maximize shareholder value. Having conducted a thorough review for the sale of the Company as a whole, the Board has determined that accelerating Internap’s business unit realignment best positions the Company for value creation as a standalone entity and also best facilitates the possibility of other value creating combinations.

The business unit realignment is designed to create more effective and efficient business operations, to improve customer and product focus and increase long-term shareholder value. As part of the realignment, the Company is redirecting its management and cost structure towards product and market opportunities where Internap believes it can create the greatest value for both customers and shareholders. These changes are expected to result in approximately $4.0 million to $5.0 million of annualized cost savings beginning in the second quarter of 2016. Savings will be generated primarily by optimizing the Company’s cost structure during the business realignment, as well as reduced discretionary spending and marketing program efficiencies. Internap expects to record a one-time, below the line, restructuring charge of approximately $2.5 million to $3.0 million associated with severance and other costs to implement the plan.

1

Fourth Quarter and Full-Year 2015 Financial Summary

(In thousands)

	Fourth Quarter			Full Year
	2015	2014	Growth	2015	2014	Growth
Revenues:
Data center services	$59,012	$61,305	-4%	$236,155	$242,623	-3%
IP services	19,744	22,958	-14%	82,138	92,336	-11%
Total Revenues	$78,756	$84,263	-7%	$318,293	$334,959	-5%

Operating Expenses	$85,509	$86,517	-1%	$344,188	$349,298	-1%

GAAP Net Loss	$(11,269)	$(8,257)	-36%	$(48,443)	$(39,494)	-23%

Normalized Net Loss[2]	$(7,409)	$(5,232)	-42%	$(36,251)	$(27,707)	-31%

Segment Profit[1]	$47,322	$48,788	-3%	$186,853	$190,013	-2%
Segment Profit Margin	60.1%	57.9%	220 BPS	58.7%	56.7%	200 BPS

Adjusted EBITDA	$22,810	$22,712	0%	$79,626	$78,729	1%
Adjusted EBITDA Margin	29.0%	27.0%	200 BPS	25.0%	23.5%	150 BPS

2

Revenue

•	Revenue for the full-year 2015 decreased 5% to $318.3 million compared with $335.0 million in 2014. The decrease in annual revenue was due to the loss of revenue related to customer attrition following our migration out of the New York metro data center into our Secaucus facility, the decrease in partner colocation revenue and lower IP revenue, partially offset by organic growth in core data center services revenue. Revenue for the fourth quarter of 2015 was $78.8 million, a decrease of 7% year-over-year and an increase of 1% sequentially.

•	Data center services revenue for the full-year 2015 decreased 3% to $236.2 million. Fourth quarter data center services revenue was $59.0 million, a decrease of 4% compared with the fourth quarter of 2014 and an increase of 1% from the third quarter of 2015. The year-over-year revenue decrease was primarily due to the loss of revenue from the New York metro data center migration. The sequential increase was attributable to increased sales of colocation in company-controlled data centers, hosting and cloud services. Partner colocation revenue declined due to our strategy to focus on selling into our company-controlled data centers.

•	IP services revenue for the full-year 2015 decreased 11% to $82.1 million. Fourth quarter IP services revenue was $19.7 million, a decrease of 14% year-over-year and flat from the third quarter of 2015. The year-over-year revenue decrease was driven by a decline in IP pricing for new and renewing customers and the loss of legacy contracts, partially offset by an increase in overall traffic. Sequentially, increased sales of Managed Internet Route Optimizer (MIRO) Controller and traffic growth offset per unit price declines in IP.

Segment Profit and Adjusted EBITDA

•	Segment profit in 2015 was $186.9 million, a decrease of 2% year-over-year. Segment profit in the fourth quarter decreased 3% compared with the fourth quarter of 2014 and increased 6% sequentially to $47.3 million. Annual segment margin was 58.7% in 2015, an increase of 200 basis points over 2014. Fourth quarter segment margin was 60.1%, an increase of 220 basis points year-over-year and 310 basis points compared with the third quarter of 2015. We achieved the highest annual and quarterly segment margin levels in our history in 2015 and fourth quarter 2015.

•	Annual data center services segment profit increased 2% to $138.8 million. Fourth quarter data center services segment profit was flat year-over-year and increased 5% sequentially to $35.3 million. Annual data center services segment margin was 58.8% in 2015, an increase of 260 basis points over 2014. Fourth quarter data center services segment margin was 59.9%, an increase of 230 basis points year-over-year and 270 basis points compared with the third quarter of 2015. We achieved the highest annual and quarterly data center services segment profit and margin in our history in 2015 and fourth quarter 2015. An increasing proportion of higher-margin services, specifically colocation sold in company-controlled data centers, hosting and cloud services drove data center services segment profit and margin higher.

•	IP services segment profit for the full-year 2015 decreased 10% to $48.1 million. Fourth quarter IP services segment profit decreased 11% year-over-year and increased 8% sequentially to $12.0 million. Annual IP services segment margin was 58.5% in 2015, an increase of 50 basis points over 2014. Fourth quarter IP services segment margin was 60.7%, an increase of 200 basis points year-over-year and 420 basis points compared with the third quarter of 2015. Lower IP transit revenue and the loss of legacy contracts drove the year-over-year decrease in IP services segment profit. Sequentially, increased sales of higher margin MIRO Controller led to an increase in IP services segment profit and margin.

•	Full-year 2015 adjusted EBITDA increased 1% year-over-year to $79.6 million. Fourth quarter 2015 adjusted EBITDA was flat year-over-year and increased 15% sequentially to $22.8 million. Adjusted EBITDA margin was 25.0% in 2015 and 29.0% in the fourth quarter of 2015, representing year-over-year increases of 150 basis points and 200 basis points, respectively. Sequentially, fourth quarter adjusted EBITDA margin increased 380 basis points. The year-over-year increase in adjusted EBITDA margin was attributable to an increasing proportion of higher-margin core data center services, as well as lower cash operating expenses[4]. The sequential adjusted EBITDA and adjusted EBITDA margin improvement was also driven by increased segment profit in both our data center services and IP services segments. We achieved the highest annual and quarterly adjusted EBITDA and adjusted EBITDA margin in our history in 2015 and fourth quarter 2015.

3

Net Loss

•	GAAP net loss was $(48.4) million, or $(0.93) per share for the full-year 2015, compared with $(39.5) million, or $(0.77) per share in 2014. GAAP net loss in the fourth quarter was $(11.3) million, or $(0.22) per share.

•	Normalized net loss was $(36.3) million, or $(0.70) per share for the full-year 2015, compared with normalized net loss of $(27.7) million, or $(0.54) per share in 2014. Normalized net loss in the fourth quarter was $(7.4) million, or $(0.14) per share.

Balance Sheet and Cash Flow Statement

•	Cash and cash equivalents totaled $17.8 million at December 31, 2015. Total debt was $375.6 million, net of discount, at the end of the quarter, including $57.1 million in capital lease obligations.

•	Cash generated from operations for the 12 and three months ended December 31, 2015 were $40.2 million and $17.8 million, respectively. Capital expenditures over the same period were $57.2 million and $14.7 million, respectively. Cash interest expense over the same period were $26.4 million and $6.7 million, respectively, resulting in $(3.9) million of levered free cash flow in full-year 2015 and $1.4 million of levered free cash flow in fourth quarter 2015.

Business Outlook

We are providing the following guidance for full-year 2016:

•	Revenue	$310 million - $320 million

•	Adjusted EBITDA	$80 million - $90 million

•	Capital Expenditures	$40 million - $50 million

We expect our growth initiatives and improved salesforce productivity to fully offset unavoidable 2016 churn events caused by customer consolidation. Our continued focus on improving operating efficiency is expected to result in record adjusted EBITDA and adjusted EBITDA margin, despite the loss of revenue from those events. Our capital expenditure restraint reflects a disciplined approach to capital allocation as we leverage our available data center capacity and repurpose hardware to meet demand for our hosting and cloud services.

Recent Operational Highlights

Historical trends of key financial and operational metrics can be found in a supplementary data schedule on Internap’s website at http://ir.internap.com/results.cfm.

•	Internap announced that the company’s managed hosting and colocation services meet the compliance requirements for PCI DSS v.3.1, the latest security standard from the PCI Council. As one of the first infrastructure providers to meet PCI’s updated standard, Internap is offering ecommerce and physical retail customers the most secure infrastructure environment possible for storing, processing or transmitting cardholder data.

•	We had 10,579 customers at December 31, 2015.

1	Segment margin and segment profit are non-GAAP financial measures which we define in an attachment to this press release entitled “Non-GAAP (Adjusted) Financial Measures.” Reconciliations between GAAP and non-GAAP information related to segment profit and segment margin are contained in the table entitled “Segment Profit and Segment Margin” in the attachment.

2	Adjusted EBITDA, adjusted EBITDA margin and normalized net loss are non-GAAP financial measures which we define in an attachment to this press release entitled “Non-GAAP (Adjusted) Financial Measures.” Reconciliations between GAAP information and non-GAAP information related to adjusted EBITDA and normalized net loss are contained in the tables entitled “Reconciliation of Loss from Operations to Adjusted EBITDA,” and “Reconciliation of Net Loss and Basic and Diluted Net Loss Per Share to Normalized Net Loss and Basic and Diluted Normalized Net Loss Per Share” in the attachment.

3	Levered free cash flow is a non-GAAP measure which we define in an attachment to this press release entitled “Non-GAAP (Adjusted) Financial Measures.” Reconciliations between GAAP and non-GAAP information related to levered free cash flow is contained in the table entitled “Levered Free Cash Flow” in the attachment.

4

4	Cash operating expense is a non-GAAP measure which we define in an attachment to this press release entitled “Non-GAAP (Adjusted) Financial Measures.” Reconciliations between GAAP and non-GAAP information related to cash operating expense is contained in the table entitled “Cash Operating Expense” in the attachment.

Conference Call Information:

Internap’s fourth quarter and full-year 2015 conference call will be held today at 4:30 p.m. ET. Listeners may connect to a webcast of the call, which will include accompanying presentation slides, on the investor relations section of Internap’s web site at http://ir.internap.com/events.cfm. The call can be also accessed by dialing 866-515-9839. International callers should dial 631-813-4875. An online archive of the webcast presentation will be available for one month following the call. An audio-only replay will be accessible from Thursday, February 18, 2016 at 7:30 p.m. ET through Wednesday, February 24, 2016 at 855-859-2056 using replay code 27892356. International callers can listen to the archived event at 404-537-3406 with the same code.

About Internap

Internap is the high-performance Internet infrastructure provider that powers the applications shaping the way we live, work and play. Our hybrid infrastructure delivers performance without compromise – blending virtual and bare-metal cloud, hosting and colocation services across a global network of data centers, optimized from the application to the end user and backed by rock-solid customer support and a 100% uptime guarantee. Since 1996, the most innovative companies have relied on Internap to make their applications faster and more scalable. For more information, visit www.internap.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements include statements related to (a) our ability to generate positive levered free cash flow and drive long-term profitable growth; (b) our expectations for the benefits to be achieved from the establishment of two distinct business units, including expected cost savings, and the associated level of restructuring costs; and (c) our expectations for full-year 2016 revenue, adjusted EBITDA and capital expenditures. Our ability to achieve these forward-looking statements is based on certain assumptions, including our ability to execute on our business strategy, leveraging of multiple routes to market, expanded brand awareness for high-performance Internet infrastructure services and customer churn levels. These assumptions may prove to be inaccurate in the future. Because such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, there are important factors that could cause Internap’s actual results to differ materially from those in the forward-looking statements. These factors include our ability to execute on our business strategy and drive growth; our ability to maintain current customers and obtain new ones, whether in a cost-effective manner or at all; the robustness of the IT infrastructure services market; our ability to achieve or sustain profitability; our ability to expand margins and drive higher returns on investment; our ability to sell into new and existing data center space; the actual performance of our IT infrastructure services; our ability to correctly forecast capital needs, demand planning and space utilization; our ability to respond successfully to technological change and the resulting competition; the availability of services from Internet network service providers or network service providers providing network access loops and local loops on favorable terms, or at all; failure of third party suppliers to deliver their products and services on favorable terms, or at all; failures in our network operations centers, data centers, network access points or computer systems; our ability to provide or improve Internet infrastructure services to our customers; and our ability to protect our intellectual property, as well as other factors discussed in our filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

###

Press Contact:	Investor Contact:
Mariah Torpey	Michael Nelson
(781) 418-2404	(404) 302-9700
internap@daviesmurphy.com	ir@internap.com

5

INTERNAP CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Data center services	$59,012	$61,305	$236,155	$242,623
Internet protocol (IP) services	19,744	22,958	82,138	92,336
Total revenues	78,756	84,263	318,293	334,959

Operating costs and expenses:
Direct costs of sales and services, exclusive of depreciation and amortization, shown below:
Data center services	23,674	25,989	97,385	106,159
IP services	7,760	9,486	34,055	38,787
Direct costs of customer support	9,094	9,211	36,475	36,804
Direct costs of amortization of acquired and developed technologies	892	1,383	3,450	5,918
Sales and marketing	9,150	8,907	37,497	37,845
General and administrative	9,095	9,465	43,169	43,902
Depreciation and amortization	24,358	20,478	89,205	75,251
Loss on disposal of property and equipment, net	453	80	674	112
Exit activities, restructuring and impairments	1,033	1,518	2,278	4,520
Total operating costs and expenses	85,509	86,517	344,188	349,298
Loss from operations	(6,753)	(2,254)	(25,895)	(14,339)

Non-operating expenses (income):
Interest expense	6,984	6,747	27,596	26,742
(Gain) loss on foreign currency, net	(30)	(175)	(771)	4
Other (income) loss, net	(396)	(128)	(417)	29
Total non-operating expenses (income)	6,558	6,444	26,408	26,775

Loss before income taxes and equity in (earnings) of equity-method investment	(13,311)	(8,698)	(52,303)	(41,114)
Benefit for income taxes	(1,938)	(379)	(3,660)	(1,361)
Equity in (earnings) of equity-method investment, net of taxes	(104)	(62)	(200)	(259)

Net loss	$(11,269)	$(8,257)	$(48,443)	$(39,494)

Basic and diluted net loss per share	$(0.22)	$(0.16)	$(0.93)	$(0.77)

Weighted average shares outstanding used in computing net loss per share:
Basic and diluted	51,727	51,159	51,898	51,237

6

INTERNAP CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)

	December 31,	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$17,772	$20,084
Accounts receivable, net of allowance for doubtful accounts of $1,751 and $2,121, respectively	20,292	19,606
Deferred tax asset	-	633
Prepaid expenses and other assets	12,646	12,276
Total current assets	50,710	52,599

Property and equipment, net	328,700	342,145
Investment in joint venture	2,768	2,622
Intangible assets, net	32,887	52,545
Goodwill	130,313	130,313
Deposits and other assets	10,177	9,923
Deferred tax asset	-	1,637
Total assets	$555,555	$591,784

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,607	$30,589
Accrued liabilities	10,737	13,120
Deferred revenues	6,603	7,345
Capital lease obligations	8,421	7,366
Term loan, less discount of $1,543 and $1,463, respectively	1,456	1,537
Exit activities and restructuring liability	2,034	1,809
Other current liabilities	2,566	1,590
Total current liabilities	54,424	63,356

Deferred revenues	4,759	3,544
Capital lease obligations	48,692	52,686
Revolving credit facility	31,000	10,000
Term loan, less discount of $5,000 and $6,543 respectively	286,001	287,457
Exit activities and restructuring liability	1,844	2,701
Deferred rent	8,879	10,583
Deferred tax liability	880	7,293
Other long-term liabilities	4,640	3,828
Total liabilities	441,119	441,448

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 120,000 shares authorized; 55,971 and 54,410 shares outstanding, respectively	56	54
Additional paid-in capital	1,277,511	1,262,402
Treasury stock, at cost; 826 and 621 shares, respectively	(6,393)	(4,683)
Accumulated deficit	(1,153,957)	(1,105,514)
Accumulated items of other comprehensive loss	(2,781)	(1,923)
Total stockholders' equity	114,436	150,336
Total liabilities and stockholders' equity	$555,555	$591,784

7

INTERNAP CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Cash Flows from Operating Activities:
Net loss	$(11,269)	$(8,257)	$(48,443)	$(39,494)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25,250	21,861	92,655	81,169
Loss on disposal of property and equipment, net	453	80	674	112
Impairment of property and equipment	-	-	232	537
Amortization of debt discount and issuance costs	519	494	2,017	1,934
Stock-based compensation expense, net of capitalized amount	2,582	1,507	8,781	7,182
Equity in (earnings) of equity-method investment	(104)	(62)	(200)	(259)
Provision for doubtful accounts	432	495	1,354	1,306
Non-cash change in capital lease obligations	(270)	(325)	(1,437)	(412)
Non-cash change in exit activities and restructuring liability	841	1,595	2,241	4,591
Non-cash change in deferred rent	(417)	(549)	(1,704)	(2,577)
Deferred taxes	(1,785)	(329)	(3,966)	(1,555)
Other, net	252	(85)	261	81
Changes in operating assets and liabilities:
Accounts receivable	1,248	(275)	(2,211)	2,923
Prepaid expenses, deposits and other assets	263	4,919	1,099	1,839
Accounts payable	2,934	3,114	(4,814)	529
Accrued and other liabilities	(2,345)	(4,381)	(4,206)	413
Deferred revenues	134	399	758	498
Exit activities and restructuring liability	(859)	(1,949)	(2,873)	(4,245)
Asset retirement obligation	-	(1,229)	-	(1,319)
Other liabilities	(44)	(5)	(10)	(5)
Net cash flows provided by operating activities	17,815	17,018	40,208	53,248

Cash Flows from Investing Activities:
Purchases of property and equipment	(14,396)	(26,051)	(55,695)	(77,363)
Additions to acquired and developed technology	(342)	(1,096)	(1,462)	(3,100)
Proceeds from sale-leaseback transactions	-	2,059	-	4,662
Acquisition, net of cash received	-	-	-	74
Net cash flows used in investing activities	(14,738)	(25,088)	(57,157)	(75,727)

Cash Flows from Financing Activities:
Proceeds from credit agreements	-	5,000	21,000	10,000
Principal payments on credit agreements	(750)	(750)	(3,000)	(3,000)
Return of deposit collateral on credit agreement	-	-	-	6,461
Payments on capital lease obligations	(2,161)	(1,709)	(7,879)	(5,921)
Proceeds from exercise of stock options	41	801	6,046	1,774
Acquisition of common stock for income tax withholdings	(378)	(465)	(1,710)	(1,209)
Other, net	(36)	(46)	833	(181)
Net cash flows provided by (used in) financing activities	(3,284)	2,831	15,290	7,924
Effect of exchange rates on cash and cash equivalents	(333)	(170)	(653)	(379)
Net decrease in cash and cash equivalents	(540)	(5,409)	(2,312)	(14,934)
Cash and cash equivalents at beginning of period	18,312	25,493	20,084	35,018
Cash and cash equivalents at end of period	$17,772	$20,084	$17,772	$20,084

8

INTERNAP CORPORATION

NON-GAAP (ADJUSTED) FINANCIAL MEASURES

In addition to providing financial measurements based on accounting principles generally accepted in the United States of America (“GAAP”), Internap has historically provided additional financial measures that are not prepared in accordance with GAAP (“non-GAAP”), including adjusted EBITDA and adjusted EBITDA margin, normalized net loss, normalized diluted shares outstanding, segment profit and segment margin and cash operating expense. The most directly comparable GAAP equivalent to adjusted EBITDA and normalized net loss is loss from operations and net loss, respectively. The most directly comparable GAAP equivalent to normalized diluted shares outstanding is diluted common shares outstanding.

We define non-GAAP measures as follows:

•	Adjusted EBITDA is loss from operations plus depreciation and amortization, loss (gain) on disposals of property and equipment, exit activities, restructuring and impairments, stock-based compensation, acquisition costs and strategic alternatives and related costs.

•	Adjusted EBITDA margin is adjusted EBITDA as a percentage of revenues.

•	Normalized net loss is net loss plus exit activities, restructuring and impairments, stock-based compensation, acquisition costs and strategic alternatives and related costs.

•	Normalized diluted shares outstanding are diluted shares of common stock outstanding used in GAAP net loss per share calculations, excluding the dilutive effect of stock-based compensation using the treasury stock method.

•	Normalized net loss per share is normalized net loss divided by basic and normalized diluted shares outstanding.

•	Segment profit is segment revenues less direct costs of sales and services, exclusive of depreciation and amortization for the segment, as presented in the notes to our consolidated financial statements. Segment profit does not include direct costs of customer support, direct costs of amortization of acquired and developed technologies or any other depreciation or amortization associated with direct costs.

•	Segment margin is segment profit as a percentage of segment revenues.

•	Levered free cash flow is adjusted EBITDA less capital expenditures, net of equipment sale-leaseback transactions and cash paid for interest.

•	Cash operating expense is GAAP operating expense less direct cost of sales and services, depreciation and amortization, loss (gain) on disposals of property and equipment, exit activities, restructuring and impairments, stock-based compensation, acquisition costs and strategic alternatives and related costs.

We detail reconciliations of our non-GAAP financial measures to the most directly comparable financial measure in the reconciliations of GAAP to non-GAAP measures below. We believe that presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations.

We believe that excluding depreciation and amortization and loss on disposals of property and equipment, as well as impairments and restructuring, to calculate adjusted EBITDA provides supplemental information and an alternative presentation that is useful to investors’ understanding of our core operating results and trends. Not only are depreciation and amortization expenses based on historical costs of assets that may have little bearing on present or future replacement costs, but also they are based on management estimates of remaining useful lives. Loss on disposals of property and equipment is also based on historical costs of assets that may have little bearing on replacement costs. Impairments and restructuring expenses primarily reflect goodwill impairments and subsequent plan adjustments in sublease income assumptions for certain properties included in our previously disclosed restructuring plans.

We believe that impairment and restructuring charges are unique costs that we do not expect to recur on a regular basis, and consequently, we do not consider these charges as a normal component of expenses related to current and ongoing operations.

Similarly, we believe that excluding the effects of stock-based compensation from non-GAAP financial measures provides supplemental information and an alternative presentation useful to investors’ understanding of our core operating results and trends. Investors have indicated that they consider financial measures of our results of operations excluding stock-based compensation as important supplemental information useful to their understanding of our historical results and estimating our future results.

9

INTERNAP CORPORATION

NON-GAAP (ADJUSTED) FINANCIAL MEASURES (Continued)

We also believe that, in excluding the effects of stock-based compensation, our non-GAAP financial measures provide investors with transparency into what management uses to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods and to compare our results of operations on a more consistent basis against that of other companies, in making financial and operating decisions and to establish certain management compensation.

Stock-based compensation is an important part of total compensation, especially from the perspective of employees. We believe, however, that supplementing GAAP net loss and net loss per share information by providing normalized net loss and normalized net loss per share, excluding the effect of exit activities, restructuring and impairments, stock-based compensation and acquisition costs in all periods, is useful to investors because it enables additional and more meaningful period-to-period comparisons. We consider normalized diluted shares to be another important indicator of our overall performance because it eliminates the effect of non-cash items.

Adjusted EBITDA is not a measure of liquidity calculated in accordance with GAAP, and should be viewed as a supplement to — not a substitute for — our results of operations presented on the basis of GAAP. Adjusted EBITDA does not purport to represent cash flow provided by operating activities as defined by GAAP. Our statements of cash flows present our cash flow activity in accordance with GAAP. Furthermore, adjusted EBITDA is not necessarily comparable to similarly-titled measures reported by other companies.

We believe adjusted EBITDA is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We believe that:

•	EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, income taxes, depreciation and amortization, which can vary substantially from company-to-company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

•	investors commonly adjust EBITDA information to eliminate the effect of disposals of property and equipment, impairments, restructuring and stock-based compensation which vary widely from company-to-company and impair comparability.

Our management uses adjusted EBITDA:

•	as a measure of operating performance to assist in comparing performance from period-to-period on a consistent basis;

•	as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and

•	in communications with the board of directors, analysts and investors concerning our financial performance.

Our presentation of segment profit and segment margin excludes direct costs of customer support and depreciation and amortization in order to allow investors to see the business through the eyes of management. Management views direct costs of network, sales and services as generally less controllable, external costs and management regularly monitors the margin of revenues in excess of these direct costs. Similarly, we view the costs of customer support to also be an important component of costs of revenues but believe that the costs of customer support to be more within our control and to some degree discretionary as we can adjust those costs by hiring and terminating employees.

Segment margin is an important metric to our investors and analysts, as we have regularly discussed and disclosed the effects of third party vendors’ pricing declines and the corresponding effect on our revenues. The presentation of segment margin highlights the impact of the pricing declines and allows investors and analysts to evaluate our revenue generation performance relative to direct costs of network, sales and services. Conversely, we have much greater latitude in controlling the compensation component of costs of revenues, represented by customer support, and we analyze this component separately from the direct external costs.

We also have excluded depreciation and amortization from segment profit and segment margin because, as noted above, they are based on estimated useful lives of tangible and intangible assets. Further, depreciation and amortization are based on historical costs incurred to build out our deployed network and the historical costs of these assets may not be indicative of current or future capital expenditures.

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INTERNAP CORPORATION

NON-GAAP (ADJUSTED) FINANCIAL MEASURES (Continued)

Although we believe, for the foregoing reasons, that our presentation of non-GAAP financial measures provides useful supplemental information to investors regarding our results of operations, our non-GAAP financial measures should only be considered in addition to, and not as a substitute for, or superior to, any measure of financial performance prepared in accordance with GAAP.

Use of non-GAAP financial measures is subject to inherent limitations because they do not include all the expenses that must be included under GAAP and because they involve the exercise of judgment of which charges should properly be excluded from the non-GAAP financial measure. Management accounts for these limitations by not relying exclusively on non-GAAP financial measures, but only using such information to supplement GAAP financial measures. Our non-GAAP financial measures may not be the same non-GAAP measures, and may not be calculated in the same manner, as those used by other companies.

RECONCILIATION OF LOSS FROM OPERATIONS TO ADJUSTED EBITDA

A reconciliation of loss from operations, the most directly comparable GAAP measure, to adjusted EBITDA for each of the periods indicated is as follows (in thousands):

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Loss from operations (GAAP)	$(6,753)	$(9,185)	$(2,254)
Depreciation and amortization, including amortization of acquired and developed technologies	25,250	24,631	21,861
Loss on disposal of property and equipment, net	453	99	80
Exit activities, restructuring and impairments	1,033	920	1,518
Stock-based compensation	2,582	2,435	1,507
Strategic alternatives and related costs	245	852	-
Adjusted EBITDA (non-GAAP)	$22,810	$19,752	$22,712

RECONCILIATION OF NET LOSS AND BASIC AND DILUTED

NET LOSS PER SHARE TO NORMALIZED NET LOSS AND
BASIC AND DILUTED NORMALIZED NET LOSS PER SHARE

Reconciliations of (1) net loss, the most directly comparable GAAP measure, to normalized net loss, (2) diluted shares outstanding used in per share calculations, the most directly comparable GAAP measure, to normalized diluted shares used in normalized per share outstanding calculations and (3) net loss per share, the most directly comparable GAAP measure, to normalized net loss per share for each of the periods indicated is as follows (in thousands, except per share data):

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Net loss (GAAP)	$(11,269)	$(14,197)	$(8,257)
Exit activities, restructuring and impairments	1,033	920	1,518
Stock-based compensation	2,582	2,435	1,507
Strategic alternatives and related costs	245	852	-
Normalized net loss (non-GAAP)	(7,409)	(9,990)	(5,232)

Normalized net income allocable to participating securities (non-GAAP)	-	-	-
Normalized net loss available to common stockholders (non-GAAP)	$(7,409)	$(9,990)	$(5,232)
Participating securities (GAAP)	1,260	1,305	1,066

Weighted average shares outstanding used in per share calculation:
Basic and diluted (GAAP)	51,727	51,699	51,159
Add potentially dilutive securities	-	-	-
Less dilutive effect of stock-based compensation under the treasury stock method	-	-	-
Normalized diluted shares (non-GAAP)	51,727	51,699	51,159

Loss per share (GAAP):
Basic and diluted	$(0.22)	$(0.27)	$(0.16)

Normalized net loss per share (non-GAAP):
Basic and diluted	$(0.14)	$(0.19)	$(0.10)

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INTERNAP CORPORATION

NON-GAAP (ADJUSTED) FINANCIAL MEASURES (Continued)

INTERNAP CORPORATION

SEGMENT PROFIT AND SEGMENT MARGIN

Segment profit and segment margin, which does not include direct costs of customer support, direct costs of amortization of acquired and developed technologies or any other depreciation or amortization, for each of the periods indicated is as follows (dollars in thousands):

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Revenues:
Data center services:
Core	$49,057	$48,385	$49,694
Partner colocation	9,955	10,237	11,611
Total data center services	59,012	58,622	61,305
IP services	19,744	19,696	22,958
Total	78,756	78,318	84,263

Direct cost of sales and services, exclusive of depreciation and amortization:
Data center services:
Core	16,394	17,203	17,810
Partner colocation	7,280	7,908	8,179
Total data center services	23,674	25,111	25,989
IP services	7,760	8,570	9,486
Total	31,434	33,681	35,475

Segment Profit:
Data center services:
Core	32,663	31,182	31,884
Partner colocation	2,675	2,329	3,432
Total data center services	35,338	33,511	35,316
IP services	11,984	11,126	13,472
Total	$47,322	$44,637	$48,788

Segment Margin:
Data center services:
Core	66.6%	64.4%	64.2%
Partner colocation	26.9%	22.8%	29.6%
Total data center services	59.9%	57.2%	57.6%
IP services	60.7%	56.5%	58.7%
Total	60.1%	57.0%	57.9%

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INTERNAP CORPORATION

NON-GAAP (ADJUSTED) FINANCIAL MEASURES (Continued)

LEVERED FREE CASH FLOW

Levered free cash flow is a non-GAAP measure and is adjusted EBITDA less capital expenditures, net of equipment sale-leaseback transactions and cash paid for interest (in thousands):

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Adjusted EBITDA (non-GAAP)	$22,810	$19,752	$22,712
Capital expenditures, net of equipment sale-leaseback transactions	(14,738)	(10,920)	(25,089)
Unlevered free cash flow (non-GAAP)	8,072	8,832	(2,377)

Cash interest expense	(6,715)	(6,660)	(6,848)
Levered free cash flow (non-GAAP)	$1,357	$2,172	$(9,225)

CASH OPERATING EXPENSE

Cash operating expense is a non-GAAP measure and is operating expense defined by GAAP, less direct costs of sales and services, depreciation and amortization, (loss) gain on disposal of property and equipment, exit activities, restructuring and impairments, stock-based compensation, acquisition costs and strategic alternatives and related costs (in thousands):

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Total operating costs and expenses	$85,509	$87,503	$86,517
Direct costs of sales and services, exclusive of depreciation and amortization	(31,434)	(33,681)	(35,475)
Depreciation and amortization, including amortization of acquired and developed technologies	(25,250)	(24,631)	(21,861)
Loss on disposal of property and equipment, net	(453)	(99)	(80)
Exit activities, restructuring and impairments	(1,033)	(920)	(1,518)
Stock-based compensation	(2,582)	(2,435)	(1,507)
Strategic alternatives and related costs	(245)	(852)	-
Cash operating expense (non-GAAP)	$24,512	$24,885	$26,076

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